                          SCHEDULE 14C

                         (RULE 14C-101)

          INFORMATION REQUIRED IN INFORMATION STATEMENT

                    SCHEDULE 14C INFORMATION

         INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Check the appropriate box:

[X]      Preliminary Information Statement

[ ]      Confidential, for Use of the Commission Only (as

permitted by Rule 14c-5(d)(2))

[ ]      Definitive Information Statement

                         AMERICAN INTERNATIONAL VENTURES, INC.

                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g)

and 0-11.

(1) Title of each class of securities to which transaction

applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction

computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by

Exchange

Act Rule 0-11(a)(2) and identify the filing for which the

offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

                    AMERICAN INTERNATIONAL VENTURES, INC.

                         260 Garibaldi Avenue

                        Lodi, New Jersey 07644

                          INFORMATION STATEMENT

                   WE ARE NOT ASKING YOU FOR A PROXY,

                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                             GENERAL

      This Information Statement is being furnished to the

stockholders of American International Ventures, Inc., a Delaware corporation (the "Company"), in connection with the removal of Robert Carrington and Samuel Nunnemaker as members of the Board of Directors of the Company. On October 17, 2003, a majority of directors voted in favor of a shareholder’s vote to remove Robert Carrington and Samuel Nunnemaker as members of the Board of Directors of the Company

       A vote of shareholders holding in excess of a majority of the voting capital stock removing the two directors of the Company was executed on October __, 2003. If the proposed action were not adopted by written consent, it would have been required to be considered by the Company's stockholders at special stockholders' meeting.

      The elimination of the need for a special meeting of stockholders to take such action is made possible by Section 228 of the Delaware General Corporation Law (the "DGCL") which provides that the written consent of the holders of outstanding shares entitled to vote at a meeting of stockholders, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. Pursuant to the Company’s By-Laws, holders of a majority of the shares of common stock then entitled to vote at an election of directors may remove any director.

      The record date established by the Company for purposes of determining the number of outstanding shares of voting capital stock of the Company for the action stated herein is October 21, 2003. The only voting capital stock outstanding of the Company is its common stock. On the record date, the total issued and outstanding shares of common stock of the Company was 15,598,544. The written consents to take such action executed by the majority of common shareholders become effective on ________, 2003.  The date on which this Information Statement was first sent to the stockholders on or about November __, 2003.

       Pursuant to Section 228 of the DGCL, no advance notice is required to be provided to the other shareholders, who have not consented in writing to such action, of the taking of the stated corporate action without a meeting of stockholders. No additional action will be undertaken pursuant to such written consents, and no dissenters' rights under the DGCL are afforded to the Company's stockholders as a result of the action to be taken.

                  OUTSTANDING VOTING STOCK OF THE COMPANY

      As of the record date, there were 15,598,544 shares of common stock issued and outstanding, respectively. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

                  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

                            OWNERS AND MANAGEMENT

The following table identifies, as of the Record Date, the number and percentage of outstanding shares of common stock of the Company owned by (i) each person known to the Company who owns more than five percent of the outstanding common stock, (ii) each officer and director, and (iii) and officers and directors of the Company as a group. The following information is based upon 15,598,544  shares of common stock of the Company which are issued and outstanding as of the Record Date. Unless indicated otherwise, the address for each individual below is 260 Garibaldi Avenue, Lodi, New Jersey 07644, the address of the Company. The Company has no other capital stock outstanding.

                        Amount and Nature

                        Of Beneficial

Name and Address        Ownership(1)                  Percent of Class

----------------------------------------------------------------------

Myron Goldstein(2)           -0-                              0%

Jack Wagenti(3)           1,500,000                           9.6%

Arthur De Witt Ackerman(4)  500,000                           3.2%

Walter Salvadore(5)          57,000                           0.4%

Brian Russell(6)              50,000                          0.3%

Robert Carrington(7)        500,000                           3.2%

3025 Fairlands Drive

Reno, NV 89523

Samuel Nunnemaker(8)         500,000                          3.2%

3950 Hill View Drive

Carson City, NV 89701

Emanuel Ploumis             2,000,000                          12.8%

1160 Pilgrims Path Way

Peachbottom, Pa. 17563

Jonathan E. Downs           1,400,000                            8.9%

275 Turnpike Street

Suite 201

Canton, Ma. 02021

All officers and            3,100,000                           19.9%

directors as a

group (7 persons)

-----------------

(1). “Beneficial ownership" means having or sharing, directly or indirectly (i) voting power, which includes the power to vote or to direct the voting, or (ii) investment power, which includes the power to dispose or to direct the disposition, of shares of the common stock of an issuer. The definition of beneficial ownership includes shares underlying options or warrants to purchase common stock, or other securities convertible into common stock, that currently are exercisable or convertible or that will become exercisable or convertible within 60 days. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(2). Mr. Goldstein is the Chairman of the Company.

(3). Mr. Wagenti is the Company’s President, Secretary, and Treasurer and a director of the Company. The amount includes 1,000,000 shares of common stock held by Mr. Wagenti’s spouse.

(4). Mr. Ackerman is a director of the Company.

(5). Mr. Salvadore is a director of the Company.

(6). Mr. Russell is a director of the Company.

(7). Mr. Carrington is a director of the Company.

(8). Mr. Nunnemaker is a director of the Company.

BY ORDER OF THE BOARD OF DIRECTORS

/S/ Jack Wagenti

Jack Wagenti

President

American International Ventures, Inc.

Dated: ___________